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                  SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D. C.  20549

                               FORM 11-K

[X]                ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended December 31, 1994

                                         OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 {NO FEE REQUIRED]

For the transition period from         to        .

Commission file number:        1-9047

A.        Full title of the Plan:

                The Rockland Trust Company Employee Savings and Profit Sharing Plan and Trust

B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

                Independent Bank Corp.
                288 Union Street
                Rockland, Massachusetts   02370





                       As filed on July 24, 1995


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Item 1.        Financial Statements and Exhibits.

        (a)        Financial statements (filed in Exhibit 1 hereto):

                        Report of independent Public Accountants

                        Statements as to Net Assets Available for Plan Benefits as of December 31, 1994 and 1993

                        Statement of Changes in Net Assets Available for Plan Benefits for the year ended December 31, 1994

                        Notes to Financial Statements

        (b)        Exhibits:

              1.        Financial statements required by Item 1(a)

              2.        Consent of independent auditors


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                              SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the administrators have duly caused this annual report to be signed by the undersigned thereunto duly authorized.


                                     ROCKLAND TRUST COMPANY
                                     EMPLOYEE SAVINGS AND PROFIT
                                     SHARING PLAN AND TRUST


July 24, 1995
                                     By:_______________________
                                        S. Lee Miller
                                        Administrator


July 24, 1995                        By:_______________________
                                        Richard J. Seaman
                                        Administrator


July 24, 1995                        By:_______________________
                                        Raymond G. Fuerschbach
                                        Administrator